As filed with the Securities and Exchange Commission on August 5, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
UNIVERSAL ELECTRONICS INC.
(Exact name of registrant as specified in its charter)

Delaware	33-0204817
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15147 N. Scottsdale Road, Suite H300	85254-2494
Scottsdale, Arizona	(Zip code)
(Address of principal executive offices)
UNIVERSAL ELECTRONICS INC. 2018 EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)
Richard A. Firehammer, Jr.
Senior Vice President
Universal Electronics Inc.
15147 N. Scottsdale Road, Suite H300
Scottsdale, Arizona 85254-2494
(Name and address of agent for service)

(480) 530-3000
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of registration fee
Common Stock, $0.01 par value	1,100,000 shares	$46.935	$51,628,500	$5,632.67

(1)    Pursuant to Rule 416 promulgated under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers such additional shares of the registrant's common stock, par value $0.01 per share (the "Common Stock"), that may become issuable pursuant to the anti-dilution provisions of the Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of outstanding shares of common stock.
(2)    Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 promulgated under the Securities Act, on the basis of the average of the high and low sale prices of such securities on The Nasdaq Global Select Market on August 2, 2021, which date is within five business days prior to filing.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Universal Electronics Inc. (the “Company”) hereby files this registration statement on Form S-8 to register an additional 1,100,000 shares of Common Stock under the Plan for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of the registration statement on Form S-8 (Registration No. 333-227594) filed by the Company on September 26, 2018, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents of the Company, previously filed with the Securities and Exchange Commission (the "Commission"),(File No. 0-21044), are incorporated herein by reference:

1.the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

2.the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;

3.the Company’s Current Reports on Form 8-K filed on April 1, 2021, June 9, 2021 and June 14, 2021; and

4.the description of the Company’s Common Stock contained in the registration statement on Form 8-A dated June 6, 1995, as amended by the description of the Common Stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and as amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. The Company does not and will not, however, incorporate by reference in this registration statement any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K, unless, and except to the extent, specified in such Current Reports.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at its request as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of being or having been in any such capacity, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of its board of directors for violations of the directors’ fiduciary duty of care.

Article Seventh of the Restated Certificate of Incorporation of Universal Electronics Inc., as amended, and Article XII of its Amended and Restated By-laws provide that the Company shall indemnify its officers and directors to the full extent permitted by applicable law and that such indemnification shall not be deemed exclusive of any other rights to which any person indemnified may be entitled by law or otherwise. In addition, Article XII of the Restated Certificate of Incorporation of the Company limits the personal liability of its Board of Directors for a breach of the fiduciary duty of care.

The Company has also entered into an indemnification agreement with each of its directors and certain of its officers. Finally, the Company has obtained liability insurance on behalf of its directors and officers which provides coverage for certain liabilities and expenses incurred by each director and officer in his or her capacity as such including certain liabilities under the Securities Act of 1933.

The effect of the foregoing provisions of the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation, as amended, and the Company’s Amended and Restated By-Laws would be to permit such indemnification by the Company for liabilities arising under the Securities Act of 1933.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-1 Registration Statement filed on or about December 24, 1992 (Registration No. 33-56358)) (paper file)
4.2
Certificate of Amendment, dated June 2, 1995, to the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995 (Registration No. 0-21044)) (paper file)

4.3
Certificate of Amendment, dated July 26, 2000, to the Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.4 to the Company’s Form S-8 Registration Statement filed on October 5, 2000 (Registration No. 33-0204817)

4.4
Amended and Restated By-laws of the Company (incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 13, 2018 (File No. 0-21044))

4.5
Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan (incorporated by reference to Exhibit 4.5 to the Company's Form S-8 Registration Statement filed on September 26, 2018 (File No. 333-227594))

4.6	First Amendment to Universal Electronics Inc. 2018 Equity and Incentive Compensation Plan (filed herewith)
5	Opinion of Jones Day regarding the validity of the securities being registered (filed herewith)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Jones Day (included in Exhibit 5)

ITEM 9. UNDERTAKINGS

Not applicable.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 5th day of August, 2021.

UNIVERSAL ELECTRONICS INC.

By:	/s/ Paul D. Arling
Paul D. Arling
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on August 5, 2021.

NAME & TITLE	SIGNATURE

Paul D. Arling Chairman and Chief Executive Officer and Director (principal executive officer)	/s/ Paul D. Arling

Bryan M. Hackworth Chief Financial Officer (principal financial officer and principal accounting officer)	/s/ Bryan M. Hackworth

Satjiv S. Chahil Director	/s/ Satjiv S. Chahil

Sue Ann R. Hamilton Director	/s/ Sue Ann R. Hamilton

William C. Mulligan Director	/s/ William C. Mulligan

Gregory P. Stapleton Director	/s/ Gregory P. Stapleton

Carl E. Vogel Director	/s/ Carl E. Vogel

Edward K. Zinser Director	/s/ Edward K. Zinser

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